Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137708 on Form S-8 of our report dated October 6, 2006 relating to the combined statements of net assets of Merrill Lynch Investment Managers Business as of December 30, 2005 and December 31, 2004, and the related combined statements of earnings, changes in net assets, and cash flows for each of the three years in the period ended December 30, 2005 appearing in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP

New York, New York

December 12, 2006